Exhibit 99.1

Contacts:

Ligand Pharmaceuticals Incorporated	Lippert/Heilshorn & Associates, Inc.
Rob McKay, Sr. Dir. Business Development	Don Markley
and Investor Relations	dmarkley@lhai.com
Erika Luib, Investor Relations	(310) 691-7100
(858) 550-7896

Ligand Names Matthew W. Foehr Chief Operating Officer

New Position to Focus on Strategic Expansion of the CyDex Business and

Ligand’s R&D Operations

SAN DIEGO (April 18, 2011) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announced that it has appointed Matthew W. Foehr to the newly created position of Executive Vice President and Chief Operating Officer, effective today. Mr. Foehr will primarily be responsible for managing the operations and strategic expansion of CyDex Pharmaceuticals, a specialty pharmaceutical company acquired by Ligand in January 2011 and overseeing Ligand’s research and development programs.

Mr. Foehr, 38, has more than 17 years of experience managing global research and development programs. Most recently he was Vice President and Head of Consumer Dermatology R&D, as well as Acting Chief Scientific Officer of Dermatology, in the Stiefel division of GlaxoSmithKline (GSK). Following GSK’s $3.6 billion acquisition of Stiefel in 2009, Mr. Foehr led the R&D integration of Stiefel into GSK. Prior to GSK’s acquisition, at Stiefel Mr. Foehr served as Senior Vice President of Global R&D Operations, Senior Vice President of Product Development & Support, and Vice President of Supply Chain Technical Services. Prior to Stiefel, Mr. Foehr held various executive roles at Connetics Corporation including Senior Vice President of Technical Operations and Vice President of Manufacturing. Mr. Foehr is the author of multiple scientific publications and is named on numerous U.S. patents. He received his Bachelor of Science degree in Biology from Santa Clara University.

“Matt has tremendous experience and is uniquely qualified to assume this senior leadership role at Ligand,” said John Higgins, President and Chief Executive Officer of Ligand. “During a career of increasingly challenging and complex roles, Matt has shown instinctive abilities for managing successful operations and built a strong record of strategically marrying science with commercial opportunity. In addition to providing executive leadership at Ligand, Matt will help develop strategy, cultivate new customer and partner relationships, and engage with investors and other key external constituents.”

Matt Foehr added, “Ligand is at the right place at the right time considering its business model and incredible portfolio of assets. I am deeply impressed with what Ligand has achieved the past couple of years. The more I learned about the company and the potential the business has, the more excited I became to help participate in taking the company to the next level.”

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model that is based upon the concept of developing or acquiring royalty revenue generating assets and coupling them to an efficiently lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets, and industry partners, we offer investors a de-risked opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. We believe Ligand has assembled one of the largest and most diversified portfolio of current assets in the industry (now more than 60 programs) with the potential to generate revenue in the future. These therapies address the unmet medical needs of patients for a broad spectrum of diseases including hepatitis, muscle wasting, Alzheimer’s disease, dyslipidemia, diabetes, anemia, COPD, asthma, rheumatoid arthritis and osteoporosis. Ligand has established multiple alliances with the world’s leading pharmaceutical companies including GlaxoSmithKline, Merck, Pfizer, Bristol-Myers Squibb and AstraZeneca. For more information, please visit www.ligand.com.

Forward-Looking Statements

This news release contains forward looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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